Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282118

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 13, 2024,

Prospectus Supplement dated September 13, 2024, and

Prospectus Supplement dated December 19, 2024)

Up to $11,529,458

LQR House Inc.

Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated September 13, 2024, the accompanying base prospectus dated September 13, 2024 and the prospectus supplement dated December 19, 2024 (collectively, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock from time to time pursuant to the terms of At The Market Offering Agreement dated September 13, 2024 (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (the “Sales Agent”), acting as sales agent or principal. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus, and any future amendments or supplements thereto.

We are subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $39,566,718.4 which was calculated based on 22,481,090 shares of our outstanding common stock held by non-affiliates and a price of $1.76 per share, the closing price of our common stock on January 7, 2025, which is the highest closing sale price of our common stock on the Nasdaq Capital Market within the prior 60 days. As of the date of this Prospectus Supplement, we have sold an aggregate of $1,659,447.88 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any twelve calendar month period so long as our public float remains below $75.0 million.

We are filing this Prospectus Supplement to amend the ATM Prospectus to update the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may offer and sell shares of our common stock having an aggregate offering price of up to $11,529,458.25, which does not include the $1,659,447.88 of shares previously sold under the ATM Agreement) pursuant to this Prospectus Supplement in accordance with the terms of the ATM Agreement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3. If our public float increases such that we may sell additional amounts under the ATM Agreement and the registration statement of which this Prospectus Supplement and the ATM Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “YHC.” The last reported sale price of our common stock on Nasdaq on February 13, 2025 was $1.06 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ATM PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is February 14, 2025.